EXHIBIT 5

THEODORE M. ELAM	LAW OFFICES McAFEE & TAFT A PROFESSIONAL CORPORATION 10TH FLOOR, TWO LEADERSHIP SQUARE 211 NORTH ROBINSON OKLAHOMA CITY, OKLAHOMA 73102-7103 (405) 235-9621 FAX (405) 235-0439 http://www.mcafeetaft.com	WRITER DIRECT (405)552-2221 FAX (405) 228-7421 ted.elam@mcafeetaft.com

October 28, 2003

American Cellular Corporation
Attn: Ronald L. Ripley, Vice President and
   Senior Corporate Counsel
14201 Wireless Way
Oklahoma City, Oklahoma 73134

Ladies and Gentlemen:

     We have been requested to render our opinion as to certain matters regarding 10% Series A Senior Notes due 2011 (the “Notes”) of American Cellular Corporation, as successor by merger to ACC Escrow Corp. (the “Company”), which are to be issued pursuant to a registration statement on Form S-4 (File No. 333-     ) filed with the Securities and Exchange Commission on October 28, 2003 (the “Registration Statement”). We have examined the Company’s minute books and other corporate records and the Registration Statement, and have made such other investigation as we deem necessary in order to render the opinions expressed herein. Based upon the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The Notes proposed to be issued by the Company have been duly and validly authorized for issuance and, when issued, will be validly issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to this firm appearing under the caption “Legal Matters” and elsewhere in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/ THEODORE M. ELAM

Theodore M. Elam

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